Exhibit 99.2
Media Alert
For Immediate Release
ITC Holdings Corp. Declares Dividend to Shareholders
Novi, Michigan, August 16, 2006 – ITC Holdings Corp. (NYSE: ITC) today announced that its Board of Directors has declared a quarterly cash dividend on ITC Holdings Corp. common stock of $0.275 per share – up from previously declared quarterly dividends of $0.2625 per share – payable on September 15, 2006 to shareholders of record on September 1, 2006.
About ITC Holdings Corp.
ITC Holdings Corp. is in the business of investing in electricity transmission infrastructure improvements as a means to improve electric reliability, reduce congestion and lower the overall cost of delivered energy. ITCTransmission, an ITC subsidiary, is the first independently owned and operated electricity transmission company in the United States. ITCTransmission owns, operates and maintains a fully-regulated, high-voltage system that transmits electricity to local electric distribution facilities from generating stations in Michigan, other Midwestern states and Ontario, Canada. The local distribution facilities connected to the ITCTransmission system serve an area comprised of 13 southeastern Michigan counties, including the Detroit metropolitan area. For more information on ITC Holdings Corp., please visit http://www.itc-holdings.com. For more information on ITCTransmission, please visit http://www.itctransco.com. (itc-ITC)
Investor/Analyst Contact: Pat Wenzel (248.374.7200, pwenzel@itc-holdings.com)
Media Contact: Lisa Aragon (248.835.9300, laragon@itc-holdings.com)
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